Exhibit 4.4

DESCRIPTION OF CAPITAL STOCK OF LANDSTAR SYSTEM, INC.

The following descriptions of the Company’s capital stock, Restated Certificate of Incorporation (“certificate of incorporation”) and Amended and Restated By-laws (“bylaws”) are intended as summaries only and are qualified in their entirety by reference to the certificate of incorporation and by-laws.

Authorized Capital Stock

The Company’s authorized capital stock consists of one hundred sixty million (160,000,000) shares of common stock, par value $.01 per share (“common stock”), and (b) two million (2,000,000) shares of preferred stock, par value $1.00 per share (“preferred stock”).

Common Stock

Voting Rights

Holders of common stock are entitled to one vote for each share of common stock held of record by such holder. The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at a meeting and entitled to vote will decide all matters voted on by stockholders, unless the question is one upon which, by express provision of law, or under the Company’s certificate of incorporation or by-laws, a different vote is required, in which case such provision will control.

If the number of nominees for director exceeds the number of directors to be elected at any meeting of stockholders, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at such meeting and entitled to vote on such election of directors. The certificate of incorporation provides that cumulative voting for the election of directors shall not be permitted.

Stockholders may adopt, repeal, alter or amend (i) the Company’s bylaws and (ii) certain provisions of the Company’s certificate of incorporation only upon the affirmative vote of the holders of at least 75% of the combined voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors.

In addition to any affirmative vote required by law or by the Company’s certificate of incorporation, and except as otherwise expressly provided in the certificate of incorporation, any Business Combination (as defined in the certificate of incorporation) with any Interested Stockholder (as defined in the certificate of incorporation) may not be consummated without (i) the affirmative vote of holders of at least 75% of the combined voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors and (ii) the affirmative vote of a majority of the combined voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors held by Disinterested Stockholders (as defined in the certificate of incorporation).

Dividend and Liquidation Rights

Subject to the preferences applicable to any shares of preferred stock outstanding at any time, holders of common stock are entitled to receive dividends when, as, and if declared by the Company’s board of directors from funds legally available therefor and are entitled, in the event of a liquidation, to share ratably in all assets available for distribution after payment of all debts.

Other Rights

The holders of common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock is not subject to future calls or assessments, any restriction on alienability or any provision discriminating against any existing or prospective holder of common stock as a result of such holder owning a substantial amount of common stock. The rights and privileges of holders of common stock are subject to any series of preferred stock that the Company may issue in the future.

Preferred Stock

Under the Company’s certificate of incorporation, the board of directors has the authority, without further action by stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. No shares of the Company’s authorized preferred stock are currently outstanding.

Anti-Takeover Effects of the Certificate of Incorporation and By-laws

The provisions of the Company’s certificate of incorporation and by-laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.

Authorized but Unissued Shares of Common Stock. Under the Delaware General Corporate Law, the board of directors has the authority to issue the remaining shares of the Company’s authorized and unissued common stock without additional stockholder approval, subject to compliance with applicable Nasdaq Stock Market requirements. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the Company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control.

Authorized but Unissued Shares of Preferred Stock. Under the Company’s certificate of incorporation, the board of directors has the authority, without further action by stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.

Special Meetings of Stockholders. The Company’s bylaws provide that a special meeting of the stockholders for any purpose may be called at any time by the Chairman or the President (or, in the event of his or her absence or disability, by any Vice President designated by the President) or by the Secretary pursuant to a resolution of the board of directors. Stockholders do not have the power to call a special meeting.

Board of Directors. The Company’s board of directors is divided into three classes, designated Classes I, II and III, which shall be as nearly equal in number as possible. At each annual meeting of stockholders, the respective successors of each class are elected for three year terms. Under the Company’s bylaws, the board of directors consists of such number of directors as may be determined from time to time by resolution of the board of directors. Any newly created or eliminated directorships resulting from an increase or decrease shall be apportioned by the board of directors among the three classes of directors so as to maintain such classes as nearly equal as possible. The Company’s bylaws also provide that any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum. Any director elected to fill a vacancy will hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. The holders of a majority of the shares of common stock then entitled to vote at an election of directors may remove any director or the entire board of directors, but only for cause.

Supermajority Vote Requirement. Stockholders may adopt, repeal, alter or amend (i) the Company’s bylaws and (ii) certain provisions of the Company’s certificate of incorporation only upon the affirmative vote of the holders of at least 75% of the combined voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors. In addition to any affirmative vote required by law or by the Company’s certificate of incorporation, and except as otherwise expressly provided in the certificate of incorporation, any Business Combination (as defined in the certificate of incorporation) with any Interested Stockholder (as defined in the certificate of incorporation) may not be consummated without (i) the affirmative vote of holders of at least 75% of the combined voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors and (ii) the affirmative vote of a majority of the combined voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors held by Disinterested Stockholders (as defined in the certificate of incorporation).

No Stockholder Action by Written Consent. The Company’s bylaws provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

Stockholder Advance Notice Procedure. The Company’s by-laws provide for an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. The Company’s by-laws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to the corporate secretary a written notice of the stockholder’s intention to do so. To be timely, the stockholder’s notice must be delivered to the Secretary at the Company’s principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the Company’s proxy statement for the preceding year’s annual meeting; provided, however, if there was no proxy statement issued for the prior year, by the close of business on the 10th day following the day on which public announcement of the date of the current year’s annual meeting is first made.

Section 203 of the Delaware General Corporate Law. The Company is subject to Section 203 of the Delaware General Corporate Law, which prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of such corporation’s outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

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